OIL AND GAS PROJECT AGREEMENT
                      -----------------------------

     THIS OIL AND GAS PROJECT AGREEMENT (this "Agreement") is made and entered into effective this 3rd day of June 2005 by and between Global GeoData, LLC, a Colorado limited liability company and J. Bruce Branson, an individual (together referred to as "Global") and Hallador Petroleum Company, a Colorado corporation ("Hallador"). Each of Hallador and Global are sometimes referred to individually as a "Party" and collectively as the "Parties."

                             RECITALS
                             --------

     A. Global has presented to Hallador a XXXXXXX Project known as the Boomerang Project (the "Project") covering the areas in Xxxxxxxx outlined or crosshatched on the map attached as Exhibit A (the "AMI").

     B. It is the mutual desire of Global and Hallador that Hallador acquire oil and gas leases in the AMI as provided herein.

     FOR GOOD AND VALUABLE CONSIDERATION, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

                              ARTICLE I
                             ----------
                             DEFINITIONS
                             -----------

1.11 Certain Defined Terms. Unless the context otherwise requires, the following terms shall have the respective meanings set forth in this Section 1.1:

     (a) "AMI" shall have the meaning ascribed thereto in the recitals to this Agreement.

     (b) "Acreage Fee" shall mean all bonus and rental paid to the owner of the oil and gas estate covered by a Lease plus $xx per net mineral acre covered by the Lease; provided, however, that if a Lease is earned through drilling or Hallador does not otherwise pay cash consideration for a Lease, the Acreage Fee shall be $xx.00 per net mineral acre for such Lease.

     (c) "Affiliate" shall mean, when used with respect to a specified Person, any other Person directly controlling, controlled by or in common control with the specified Person. For purposes of this definition "control", when used with respect to any specified Person, means the power to direct the management and policies of the Person whether through the ownership of voting securities or by contract; and the term "controlled" have the meanings correlative to the foregoing.

     (d) "Agreement" shall mean this Oil and Gas Project Agreement between Global and Hallador.

     (e) "Approved Form" shall mean the form of oil and gas lease as that attached hereto as Exhibit C.

     (f) "Broker" shall mean xxxxxxxx or such other lease brokerage firm agreed to between Global and Hallador.

     (g)  "Disputed Claim" shall have the meaning given such term in Section
           5.1.

     (h) "Global ORRI" shall mean an ORRI in each Lease that is equal to five percent (x%) provided, however, that if the NRI of a Lease is less than xx%, then the Global ORRI shall be reduced by the difference between the NRI of such Lease and xx%; provided further that in no event shall the Global ORRI ever be less than three percent (xx%).

     (i) "Governmental Authority" shall mean any entity of or pertaining to government, including any federal, state, local, other governmental or administrative authority, agency, court, tribunal, arbitrator, commission, board or bureau.

     (j) "Lease" shall mean any oil, gas, coal or other mineral lease, oil, gas, coal or other royalty or mineral right or interest, or rights to earn such interests, including without limitation, farmout or farmin agreements, or other similar interest, to the extent located within the AMI. The term "Lease" shall also mean extensions or renewals of a Lease, with an extension meaning a Lease that is delivered within two years of the prior Lease.

     (k) "NRI" shall mean the net revenue interest (i.e., the percentage of proceeds owned by lessee after deduction of royalty, ORRI and other similar burdens) in a Lease at the time the Lease is first acquired by Hallador or its Affiliates, officers, employees, agents or representatives, but before taking into account the Global ORRI.

     (l) "ORRI" shall mean a cost free share of production of oil, gas and other minerals in and under land that is calculated and determined on the same basis as royalty interests reserved by the federal government on leases covering lands owned by the U.S. Bureau of Land Management.

     (m) "Person" shall mean any individual, corporation, partnership, joint venture, association, limited liability company, joint stock company, trust, unincorporated organization, Governmental Authority or government (or agency or political subdivision thereof).

     (n)  "Program" shall mean the lease acquisition program under Section 3.1.

1.2  Other Definitional Provisions.
     ------------------------------

     (a) As used in this Agreement, unless expressly stated otherwise, references to (i) "including" mean "including, without limitation", and the words "hereof," "herein," and "hereunder," and similar words, refer to this Agreement as a whole and ot to any particular Article, provision, section or paragraph of this Agreement and (ii) "or" mean "either or both." Unless otherwise specified, all references in this Agreement to articles, sections, paragraphs, exhibits or schedules are deemed references to the corresponding articles, sections, paragraphs, exhibits or schedules in this Agreement. Reference to "day" or "days" in this Agreement shall refer to calendar days unless otherwise stated. The terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa. Whenever the Parties have agreed that any approval or consent shall not be "reasonably withheld," such phrase shall also include the Parties' agreement that the approval or consent shall not be unreasonably delayed or conditioned.

1.3 Other Terms. Other terms may be defined elsewhere in the text of this Agreement and shall have the meaning indicated throughout this Agreement.

                             ARTICLE II
                             ----------
                                TERM
                                ----
2.1 This Agreement shall be effective as of the date hereof and shall continue in effect for a term ending upon expiration of all Leases acquired hereunder.

                            ARTICLE III
                            -----------
                       RIGHTS AND OBLIGATIONS
                       -----------------------

3.1  Lease Acquisition.

     (a) Global shall retain the Broker to acquire Leases in the AMI. Global shall supervise the Broker and manage the Program. Global shall enter into a written agreement with the Broker that, for the duration of such agreement and at least 12 months thereafter, prohibits the Broker from acquiring any Leases within the AMI except as provided in this Agreement and requires that the Program remain confidential. The Leases acquired in the AMI shall be taken in the name of the Broker. Global shall require that the Broker convey the Leases to Hallador within five (5) business days after Hallador provides Global a written request to assign the Leases. Global shall cause the Broker to attempt to lease unleased mineral interests using the Approved Form. The $xx.00 per net mineral acre flat included in the Acreage Fee shall be used, all or in part, to compensate the Broker. Hallador shall not have any further obligation to pay the Broker retained by Global in accordance with the terms of this Agreement except that Hallador shall (a) bear any costs related to any special requests made by Hallador, (b) pay the Broker a $x,xxx per county startup fee for mapping, and (c) reimburse the Broker's reasonable out of pocket costs for overnight mail and , if requested by Hallador or Global, travel that is outside of Xxxxxxxx. All of Broker's backup materials and work copies, including all maps used in connection with the program, shall be furnished and/or made available to Global and Hallador on an ongoing basis.

     (b) Neither of the parties hereto nor their Affiliates shall acquire any Leases within the AMI except as set forth in this Article III.

     (c) Hallador shall fund the acquisition of the Leases until it has expended a minimum of $XXXXXXX for Acreage Fees. Hallador shall not be obligated to pay more than $xxxx per acre for any Lease. Hallador shall not be obligated to pay Acreage Fees for any Lease that is not on the Approved Form unless (i) it was approved prior to payment by Hallador or (ii) it meets the following minimum qualifications:

        1)  the Lease has at least an xx% NRI (inclusive of the Global ORRI);

        2) the Lease does not contain a Pugh clause or other similar acreage reduction provision at the end of the primary term;

        3) the Lease contains a broad form pooling clause; the lessor's royalty does not expressly prohibit deduction of post production costs including gathering, dehydration, compression, transporta-tion and processing;

        4) the Lease contains a primary term of at least five (5) years, and the Lease does not expressly restrict surface access other than those set forth in the Lease Form.

     (d) If Global fails to acquire 50,000 net mineral acres for which Hallador is obligated to pay Acreage Fees hereunder by December 1, 2005, then Hallador's obligation to fund the Program shall, at its option, term-inate. The other obligations of the Agreement shall remain in effect.

     (e) If on December 1, 2005, Global has failed to acquire 50,000 net mineral acres for which Hallador is obligated to pay Acreage Fees here-under, but Hallador elects to continue the Agreement in effect, then Hallador, at its sole option, may continue the Program; provided that if during any consecutive six month period thereafter Hallador has not funded Acreage Fees for two months, during which time additional Leases have been made available for funding, and, within the six month period, has not undertaken geophysical operations, drilling operations or other activities related to preparation for drilling and operations within the AMI, then the obligations of each Party to acquire Leases or not to compete with each other under this Agreement shall terminate; provided further that the foregoing shall not relieve Hallador of its obligations under that certain Confidentiality Agreement and No-Competition Agreement dated May 20, 2005 between the Parties.


    (f) If on December 1, 2005, Global has acquired 50,000 net acres for which Hallador is obligated to pay Acreage Fees hereunder, then Hallador, at its sole option, may continue the Program; provided that if during any consecutive 12 month period thereafter Hallador has not funded Acreage Fees for two months, during which time additional Leases have been made available for funding, and, within the 12 month period, has not undertaken geophysical operations, drilling operations or other activities related to preparation for drilling and operations within the AMI, then the obligations of each Party to acquire Leases or not to compete with each other under the terms of this Agreement shall terminate; provided further that the foregoing shall not relieve Hallador of its obligations under that certain Confidentiality Agreement and No-Competition Agreement dated May 20, 2005 between the Parties.

    (g) Hallador shall upon execution of this Agreement wire transfer $xxxxxx to Global which shall be used only for Acreage Fees ("Initial Fund"). As the Initial Fund approaches a $xxxxxx balance, Global will request further funding by submitting to Hallador a written report describing (i) the Leases taken and the net mineral acres covered by the Leases and (ii) the funds remaining and an estimate of the funds required for the following 14 days. Global shall thereafter submit similar reports every two weeks (or more frequently if funds are needed) to Hallador that set forth the estimated costs for the following 14-day period. Hallador shall pay Global the estimated amount, adjusted up or down to true-up the actual amount for the prior period within five days after receipt of Global's report.

    (h)  For each Lease not meeting the minimum standards described in
    Section 3.1(c) (a "Non-Standard Lease"), Hallador shall have the continuing right and option to purchase any Non-Standard Lease as follows:
    (a) Global shall furnish to Hallador a copy of the Non-Standard Lease and a written description of the actual or estimated cost thereof (the "Offer Notice"), and (b) Hallador shall have ten days after receipt of each Offer Notice to notify Global in writing as to whether or not Hallador elects to acquire the Non-Standard Lease set forth in the Offer Notice or waive its option with respect to such Lease. If Hallador elects to waive the option or fails to respond within ten business days after receipt of an Offer Notice, then the option with respect to the Lease described in the Offer Notice shall be considered temporarily waived and Hallador shall not acquire or attempt to acquire any interest in the same. If Hallador waives its option or fails to respond and Global has leased 50,000 acres in accordance with Section 3.1(c) then Global may acquire the Lease described in the Offer Notice for its own account. If Hallador elects to acquire the Lease described in the Offer Notice then payment of the Acreage Fee shall be made within ten business days after receipt of the Offer Notice and the Lease shall be included as part of the minimum lease acreage acquisition requirement set forth in
    Section 3.1(c).

3.2  No-Shop.  Upon execution of this Agreement by the Parties, Global shall
(a) terminate any and all negotiations in which Global may be currently involved with third Persons with regard to a transaction involving the Project and (b) neither solicit, nor entertain additional bids nor discuss with or provide information concerning the Project to third Persons; provided, however that the foregoing shall not restrict Global with respect to Leases that Global acquires and offers Hallador in compliance with Section 3.1(h).

3.3 Sharing Data. Each Party will provide to the other Party, with no delay and at no cost to the other Party, a copy of all data that is acquired with respect to the Project, including, without limitation, all geological, geophysical (subject to standard licensing provisions and to the extent that Hallador is not restricted by a third party), engineering, well, land, Lease and title data, information and materials.

3.4 Sale or Conveyance of Leases by Hallador. If, during the term of this Agreement, Hallador or any of its Affiliates desires to sell, assign, convey or otherwise transfer directly or by operation of law any of their respective control, rights, titles or other interests in and to all or any part of any Leases or enter into any other transaction for the acquisition of Leases or the exploration or production of oil and gas in the AMI, then Hallador shall, as a condition to any such transaction, cause the counterparty to expressly assume Hallador's obligations under this Agreement.

3.5 Audit Rights. The Parties shall, at its expense, have the right at all times to examine the books and records of the other Party, during normal working hours, to the extent necessary to verify the accuracy of any computation or demand made under or pursuant to this Agreement. Each Party agrees to keep records and books of account in accordance with generally accepted accounting principles in the industry.

3.6 Good Faith. The Parties shall undertake their respective obligations under this Agreement with good faith

                                      ARTICLE IV
                                      ----------
                                COMPENSATION TO GLOBAL
                                ----------------------

4.1 Global ORRI. Unless Global has reserved the Global ORRI in an assignment of a Lease to Hallador, Hallador shall within 10 days after receipt of Global's request assign to Global the Global ORRI on each Lease. The Global ORRI shall be reserved or assigned (as the case may be) on a form reasonably satisfactory to Global that incorporates the relevant provisions of this Agreement and expressly applies to extensions or renewals of a Lease, with an extension meaning a Lease that is delivered within two years of the prior Lease. In no event shall Hallador first assign any interest in a Lease prior to the time it assigns the Global ORRI in a Lease. The Global ORRI shall be proportionately reduced, but only to the extent that
(a) the interest in a Lease covers less than xx% of the mineral estate in the lands covered by the Lease and (b) Hallador owns, controls and receives the benefit of less than xx% of the working interest in a Lease (thus, if Hallador were to receive a xxx% working interest in a Lease before well payout and xx% working interest after well payout, the Global ORRI would not be reduced before payout and reduced by xx% after payout); provided, however, the ORRI to Global shall not be reduced to the extent Hallador enters into or structures arrangements with Persons to acquire Leases so as to deprive Global of the full Global ORRI.

4.2 Project Fee. Hallador shall pay Global the following project fees: (a) $xxxxx upon signing this Agreement, (b) $xxxxxx within 10 days after the first 10,000 net acres of Leases are acquired and delivered to Hallador with title, (c) $xxxxxx within 10 days after 20,000 net acres of Leases are acquired and delivered to Hallador with title, (d) $xxxxxx within 10 days after 30,000 net acres of Leases are acquired and delivered to Hallador with title, and (e) $xxxxx within 10 days after 50,000 net acres of Leases are acquired and delivered to Hallador with title.

4.3 Well Fees. Hallador shall pay Global a fee of $xxxxxx per well on a total of 25 oil or gas test wells drilled on any of the Leases or lands pooled therewith in which Hallador or its successors or assigns have the right to participate. This fee shall be paid to Global for the first 25 wells drilled that qualify. To qualify, (a) Hallador must own at least xx% working interest or (b) Hallador did not own at least xx% working interest because Hallador entered into a transaction whereby it conveyed or agreed to convey working interest in the well or Leases (but not if it was unable to acquire sufficient Leases in the drilling and spacing unit for a well).
Such fees shall be payable upon spudding of each qualifying well.

4.4 Acreage Fees. Hallador shall pay to Global the Acreage Fee for all Leases acquired. Except for payment of Acreage Fees that Global has received under Section 3.1(g), Hallador shall pay Global the Acreage Fee due hereunder for each Lease within 20 days after Hallador acquires the Lease.


Payment.   All past due payments hereunder, unless a such payments are in dispute, shall bear interest from the date due until paid at a rate equal to the lesser of (a) a per annum rate equal to the prime rate of interest charged by Citibank, N.A. plus five percent (x%) or (b) the maximum non-usurious rate of interest permitted to be charged under applicable law.

                                ARTICLE V
                                ---------
                                DISPUTES
                                --------

5.1 Dispute Resolution; Arbitration. In the event of any controversy or claim, whether based in contract, tort or otherwise, arising out of or relating to this Agreement or the scope, breach, termination or validity of this Agreement (a "Disputed Claim"), the Parties shall promptly seek to resolve the same by negotiations between senior executives of the Parties who have authority to settle the Disputed Claim. When a Party believes there is a Disputed Claim under this Agreement that Party will give the other Party written notice of the Disputed Claim. Within 30 days after receipt of such notice, the receiving Party shall submit to the other a written response. Both the notice and response shall include (i) a statement of each Party's position and a summary of the evidence and arguments supporting its position, and (ii) the name, title, fax number, and telephone number of the executive who will represent that Party. The executives shall meet at a mutually acceptable time and place within 15 days after the date of the response and thereafter as often as they reasonably deem necessary to exchange relevant information and to attempt to resolve the Disputed Claim. If one of the executives intends to be accompanied at a meeting by an attorney, the other executive shall be given at least five days' notice of such intention and may also be accompanied by an attorney. All negotiations and communications pursuant to this Article V shall be treated and maintained by the Parties as confidential information and shall be treated as compromise and settlement negotiations for the purposes of the Federal and State Rules of Evidence.

5.2 Failure to Resolve Through Negotiations. If the Disputed Claim has not been resolved within 60 days after the date of the response given pursuant to
Section 5.1 above, or such additional time, if any, that the Parties mutually agree to in writing, or if the Party receiving such notice denies the applicability of the provisions of Section 5.1 or otherwise refuses to participate under the provisions of Section 5.1, either Party may initiate binding arbitration pursuant to the provisions of Section 5.3 below.

5.3 Arbitration. Any Disputed Claims not settled pursuant to the foregoing provisions shall be submitted to binding arbitration in accordance with the following provisions. Arbitration shall be the sole and exclusive remedy of the Parties in connection with any Disputed Claims hereunder.

    (a) Disputed Claims shall be resolved by arbitration in accordance with the then current Center for Public Resources Institute for Dispute Resolution Rules for Non-Administered Arbitration for the U.S. and
    Canada and related commentary ("Rules") and this Section. The arbitration shall be governed by the United States Arbitration Act, 9 U.S.C. ss 1-16, and the Rules, to the exclusion of any provision of state law inconsistent with them. Notwithstanding anything to the contrary, the provisions of this Article V shall control to the extent of any conflict with the Rules.

    (b) The Parties shall select one disinterested arbitrator who is a practicing attorney or arbiter with at least ten years' experience in the oil and gas industry or ten years' legal experience with oil and gas law, and not previously employed by either Party or its affiliates, and, if possible, shall be selected by agreement between the Parties. If the Parties do not select a disinterested arbitrator by agreement within 15 days of the date of the notice of arbitration, a qualified arbitrator will be selected in accordance with the Rules. The arbitrator(s) shall resolve the disputes and render a final award in accordance with the substantive laws of the state of Colorado. The arbitrator shall set forth the reasons for the award in writing, and judgment on the arbitration award may be entered in any court having jurisdiction.

    (c) The Parties hereto hereby request and consent to the arbitrator conducting a hearing in Denver, Colorado, no later than 60 days following their selection or 30 days after all prehearing discovery has been completed, whichever is later, at which the Parties shall present such evidence and witnesses as they may choose, with or without counsel.

    (d) The Federal Rules of Civil Procedure, as modified or supplemented by the local rules of civil procedure for the U.S. District Court of Colorado, shall apply in the arbitration. The Parties shall make their witnesses available in a timely manner for discovery pursuant to such rules. If a Party fails to comply with this discovery agreement within the time established by the arbitrator, after resolving any discovery disputes, the arbitrator may take such failure to comply into consideration in reaching his decision. All discovery disputes shall be resolved by the arbitrator pursuant to the procedures set forth in the Federal Rules of Civil Procedure.

    (e) Adherence to formal rules of evidence shall not be required. The arbitrator shall consider any evidence and testimony that he determines to be relevant.

    (f) The Parties hereto hereby request that the arbitrators render their decision within 30 days following conclusion of the hearing.

    (g) Any decision of the arbitrator shall be final, binding and non-appealable. Any such decision may be filed in any court of competent jurisdiction and may be enforced by any Party as a final judgment in such court. There shall be no grounds for appeal of any arbitration award hereunder.

    (h) The defenses of statute of limitations and laches shall be tolled from and after the date a Party gives the other Party written notice of a Disputed Claim as provided in Section 5.1 above until such time as the Disputed Claim has been resolved pursuant to Section 5.1, or an arbitration award has been entered pursuant to Section 5.3.

5.4 Recovery of Costs and Attorneys' Fees. In the event proceedings related to this Agreement are initiated by either Party, the prevailing Party, after the entry of a final non-appealable order, shall be entitled to recover from the other Party, as a part of said order, all court costs, fees and expenses of such arbitration (or litigation), including, without limitation, reasonable attorneys' fees.

5.5 Choice of Forum. Any proceedings arising out of or relating to this Agreement or the transactions contemplated hereby, such proceedings shall be held within the boundaries of the City and County of Denver, Colorado.

5.6 Governing Law. This Agreement shall be construed and enforced in accordance with, and the rights of the Parties shall be governed by, the law of the state of Colorado, without regard to any conflict-of-laws provision thereof that would otherwise require the application of the law of any other jurisdiction.

                                   ARTICLE VI
                                   -----------
                          REPRESENTATIONS AND WARRANTIES
                         --------------------------------

6.1 Representations and Warranties of Global. Global represents and warrants to Hallador as follows:

      (a) Enforceability. The execution, delivery and performance hereof by Global does not and will not contravene any provision of, or constitute
] a default under, or result in the creation of any lien under, any indenture, mortgage, contract or other instrument to which Global is a Party or by which it is bound or any judgment, injunction, order or decree applicable to it, and do not and will not require the approval or consent of any trustee or holder of indebtedness or obligations of Global. This Agreement has been duly executed and delivered by Global. Assuming due authorization, execution and delivery hereof by Hallador, upon execution and delivery hereof, this Agreement will constitute the legal, valid and binding agreement of Global, enforceable in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, reorganization, insolvency or similar laws generally affecting the enforcement of creditors' rights and by the availability of equitable remedies.

6.2 Representations and Warranties of Hallador. Hallador represents and warrants to Global as follows:

      (a) Organization and Qualification. Hallador is a corporation duly organized and validly existing under the laws of the state of Colorado, is duly qualified to do business in each jurisdiction where its failure to so qualify would have a material adverse effect on its business, operations or financial condition, and has the corporate power and authority to execute and deliver this Agreement and enter into and perform its obligations hereunder.

      (b) Authority; Enforceability. The execution, delivery and performance hereof by Hallador have been duly authorized by all necessary corporate action on the part of Hallador, are not inconsistent with Hallador's governing documents, do not and will not contravene any law or governmental rule, regulation or order now in effect applicable to it, do not and will not contravene any provision of, or constitute a default under, or result in the creation of any lien under, any indenture, mortgage, contract or other instrument to which Hallador is a Party or by which it is bound or any judgment, injunction, order or decree applicable to it, and do not and will not require the approval or consent of any trustee or holder of indebtedness or obligations of Hallador. This Agreement has been duly executed and delivered by Hallador. Assuming due authorization, execution and delivery hereof by Global, upon execution and delivery hereof, this Agreement will constitute the legal, valid and binding agreement of Hallador, enforce-able in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, reorganization, insolvency or similar laws generally affecting the enforcement of creditors' rights and by the availability of equitable remedies.

      (c) Knowledge and Experience. Hallador does hereby acknowledge and agree that it is an experienced and knowledgeable investor in the oil and gas business and that it is relying solely on its independent investigation and evaluation of, and appraisal and judgment with respect to, the Project and the valuation assumptions applicable thereto and Hallador does hereby assume full responsibility for any conclusions or analysis relating to the Project. Furthermore, Hallador does hereby acknowledge and agree that Global makes no warranty or representation, either express, implied, statutory or otherwise, with respect to the accuracy, completeness or reliability of the information, records and data now, heretofore or hereafter made available to Hallador in connection with the Project.

                                   ARTICLE VII
                                   -----------
                                GENERAL PROVISIONS
                                ------------------

7.1 Notices. All notices, requests, demands and other communications required or permitted to be given under this Agreement shall be deemed to have been duly given if in writing and delivered personally or sent via first-class, postage prepaid, registered or certified mail (return receipt requested), or by overnight delivery service or facsimile transmission addressed as follows:

                       If to Global:
                             Global GeoData, LLC
                             Attn:  Timothy A. Gognat
                             P.O. Box 5074
                             Greenwood Village, Colorado  80155
                             Telephone:  (303) 525-3883
                             Facsimile:  (720) 200-0232

                       With a copy to:
                             J. Bruce Branson
                             1625 Broadway, Suite 2400
                             Denver, Colorado  80202
                             Telephone:  (303) 592-8124
                             Facsimile:  (303) 626-8251

                      If to Hallador:
                             Hallador Petroleum Company
                             1660 Lincoln Street,  Suite 2700
                             Denver, Colorado  80264-3103
                             Attention:  Victor P. Stabio
                             Telephone:  (303) 839-5504
                             Facsimile:  (303) 832-3013

     Any Party may change the address to which the communications are to be directed to it by giving notice to the other in the manner provided in this
Section 7.1. Notice by mail shall be deemed to have been given and received on the third business day after posting. Notice by overnight delivery service, facsimile transmission or personal delivery shall be deemed given on the date of actual delivery.

7.2 Waiver. No course of dealing and no delay on the part of either Party in exercising any right, power or remedy shall operate as a waiver thereof or otherwise prejudice such Party's rights, powers or remedies. No term or condition of this Agreement shall be deemed to have been waived nor shall there be any estoppel to enforce any provision of this Agreement except by written instrument of the Parties charged with such waiver or estoppel. The waiver of any breach of any term, condition or provision of this Agreement shall not be construed as a waiver of any prior, concurrent or subsequent breach of the same or any other term, condition or provision hereof.

7.3 Entire Agreement; Amendment. This Agreement and that certain Confidentiality Agreement and No-Competition Agreement dated May 20, 2005 between the Parties, including the exhibits attached hereto and thereto, constitutes the entire agreement and understanding between the Parties hereto with respect to the subject matter hereof, and supersede all other prior and contemporaneous agreements and undertakings of the Parties, in connection herewith. This Agreement may be modified in writing only, signed by the Parties in interest at the time of modification.

7.4 Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the Parties and their respective successors and permitted assigns, whether so expressed or not. If either Party hereto (an "Assignor") assigns any or all of its rights hereunder, such assignment shall be in writing and provide that the assignee agrees to assume all of the Assignor's liabilities hereunder; provided, however that the Assignor shall remain jointly liable for obligations attributable to periods prior to the date the assignment is completed. Any such assignment shall not be binding on the other Party unless the provisions hereof have been complied with and unless and until it has been furnished with a fully executed copy of such assignment, and shall not relive the Assignor of its obligations hereunder.

7.5 Recording. Global and Hallador shall execute, acknowledge, and deliver a "short form" memorandum of this Agreement in the form of the attached Exhibit B, which either Party shall have the right to place of record in the counties which are wholly or partially contained within the AMI. Promptly upon request by either Party at any time following the termination of this Agreement, however such termination may be brought about, Global and Hallador shall execute and deliver to each other an instrument, in recordable form, evidencing the termination of this Agreement.

7.6 Severability. The invalidity or unenforceability of any provision of this Agreement shall in no way affect the validity or enforceability of any other provision hereof.

7.7 Time of Essence. Time is of the essence in the performance of all obligations falling due hereunder.

7.8 Captions. The headings to Articles, Sections, paragraphs and other sub-divisions of this Agreement are inserted for convenience of reference only and will not affect the meaning or interpretation of this Agreement.

7.9 Schedules and Exhibits. All schedules and exhibits hereto which are referred to herein are hereby made a part hereof and incorporated herein by such reference.

7.10 No Partnership. The relationship between Global and Hallador at all times shall not be deemed a partnership or joint venture.

7.11 No Third Party Beneficiaries. This Agreement inures to the sole and exclusive benefit of Global and Hallador, their respective successors, legal representatives and assigns, and confers no benefit on any third Person.

7.12 Good Faith; Further Assurances. The Parties hereto shall, in good faith, undertake to perform their obligations in this Agreement. Upon request by either Party from time to time during the term of this Agreement, each Party agrees to execute and deliver all such other and additional instruments, notices and other documents and do all such other acts and things as may be necessary to carry out the purposes of this Agreement and to more fully assure the Parties' rights and interests provided for hereunder.

7.13 Survival. The termination of this Agreement shall not discharge any Party from any obligation that it owes to the other Party hereunder. In addition, Hallador's obligation to assign Global the Global ORRI on extensions and renewals of Leases shall survive the termination of this Agreement.

7.14 Negotiated Transaction. The provisions of this Agreement were negotiated by the Parties hereto, and this Agreement shall be deemed to have been drafted by all of the Parties hereto.

THE PARTIES HERETO HAVE EXECUTED this Agreement to be effective as of the day first hereinabove written.

                                           GLOBAL GEODATA, LLC

                                           By:  /S/TIMOTHY A GOGNAT
                                           Name:   Timothy A. Gognat
                                           Title:  Manager

                                           HALLADOR PETROLEUM COMPANY

                                           By:  /S/VICTOR P. STABIO
                                           Name:  Victor P. Stabio
                                           Title: Chief Executive Officer
                                                  and President

                                           J. BRUCE BRANSON

                                           By:  /S/J. BRUCE BRANSON
                                           Name:  J. Bruce Branson